EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of LCNB Corp. on Form S-8 (No. 333-103801), Form S-3 (No. 333-175806), Form S-4 (No. 333-273606), and Form S-4 (No. 333-276841) of our report, dated March 9, 2022, on the consolidated financial statements of LCNB Corp., as of and for the year ended December 31, 2021, which report is included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Cincinnati, Ohio
October 21, 2024